Exhibit 99.1

U.S. Department of Justice

United States Attorney
Western District of Pennsylvania

Suite 4000 U.S. Post Office & Courthouse
Pittsburgh, Pennsylvania 15219 412/644-3500

August 14, 2006

W. Thomas McGough, Jr., Esq.

Efrem Grail, Esq.

Reed Smith, LLP

435 Sixth Avenue

Pittsburgh, PA 15219

Michael Bleier, Esq.

Special Counsel to the Chairman

Mellon Bank, N.A.

Mellon Financial Corporation

One Mellon Center

500 Grant Street, Room 115

Pittsburgh, PA 15258

Re: Settlement Agreement with Mellon Bank, N.A.

Dear Messrs. McGough, Grail, and Bleier:

This letter sets forth the Settlement Agreement between the United States Attorney for the Western District of Pennsylvania (United States Attorney) and Mellon Bank, N.A. (“Mellon”).

I. Stipulated Facts

Mellon and the United States Attorney agree that the following is an accurate statement of the facts giving rise to this Settlement Agreement:

1. Prior to 2001, Mellon contracted with the Financial Management Service (“FMS”) and the Internal Revenue Service (“IRS”) to provide IRS lockbox network collection services pursuant to a Lockbox Depositary Agreement. Both the FMS and the IRS were and are agencies of the United States government.

2. Throughout 2001, Mellon operated an IRS lockbox operation in Pittsburgh, Pennsylvania. Mellon’s Pittsburgh IRS lockbox operation acted as a “Depositary Financial Agent of the United States.” As a result, Mellon’s Pittsburgh IRS lockbox operation received from taxpayers’ federal tax payments, vouchers, and tax returns through the United States mail and other common interstate carriers. Mellon was responsible for, among other matters, opening

Settlement Agreement with Mellon Bank, N.A.

August 14, 2006

the incoming mail directed to its Pittsburgh IRS lockbox operation, separating the tax returns from the vouchers and payments, processing the payments and vouchers, depositing the checks from taxpayers into a depository clearing account for subsequent transfer to the IRS, and preparing the tax returns for forwarding to the IRS.

3. Mellon was bound by “Lockbox Processing Guidelines” in its operation of the Pittsburgh IRS lockbox operation. The Lockbox Processing Guidelines required, among other things, that Mellon process the tax returns, vouchers, and payments on or before certain deadlines. One such deadline, referred to as the Program Completion Date (“PCD”), required that Mellon complete, on or before midnight April 29, 2001, all processing of tax returns, vouchers, and payments received during the period from April 17, 2001, through April 29, 2001.

4. The Lockbox Depositary Agreement among Mellon, the FMS, and the IRS, was scheduled to expire at the end of 2001 absent an agreement by the parties to extend or renew the agreement.

5. Mellon’s Pittsburgh IRS lockbox processing operation was a source of over $1,000,000.00 in revenue for Mellon in 2001.

6. A failure by Mellon to comply with the April 29, 2001, tax processing deadline constituted a breach of the Lockbox Processing Guidelines under Mellon’s Lockbox Depositary Agreement with the Internal Revenue Service.

7. Managerial level employees at Mellon exerted pressure on employees working at Mellon’s Pittsburgh IRS lockbox operation to reinforce the importance of meeting the tax processing deadline of April 29, 2001.

8. Mellon did not have a sufficient number of employees to process the volume of tax return, vouchers, and payments received during the 2001 tax program.

9. At 3:11 p.m. on April 29, 2001, a Mellon Vice President notified the IRS via facsimile that Mellon had “completed the 2001 April tax program” and that Mellon is “back on the 24-hour processing.” In fact, as of 3:11 p.m., Mellon had not processed all IRS submissions as part of the 2001 tax program.

10. In truth, Mellon failed to meet the April 29, 2001, tax processing deadline. Mellon employees had concealed from the IRS and ultimately destroyed tens of thousands of tax returns, vouchers, and checks Mellon had received from taxpayers, all in an effort to deceive federal agencies about Mellon’s completion of the 2001 tax program.

11. Prior to April 2001, and up to the present, Mellon Bank had in place certain practices to prevent and detect violations of law (“compliance program”). Through April 2001, Mellon Bank’s compliance program, while credible in some respects, fell below what best practices associated with the Federal Sentencing Guidelines for Organizations suggested, including steps that may have prevented or detected the violations at issue in this case. Since May 2001, Mellon Bank has substantially improved its compliance program.

II. Violations of Law

Mellon and the United States Attorney acknowledge that the conduct of Mellon’s employees described above constitute violations of the following federal criminal laws:

Settlement Agreement with Mellon Bank, N.A.

August 14, 2006

1. Criminal Conspiracy, in violation of Title 18, United States Code, Section 371;

2. Theft of Government Property, in violation of Title 18, United States Code, Section 641; and

3. Theft of Mail Matter, in violation of Title 18, United States Code, Section 1708.

III. Acceptance of Responsibility

Mellon fully accepts responsibility for all of the conduct of its employees as set forth above in Section I. Mellon has expressed an interest in demonstrating that, notwithstanding the misconduct set forth above, Mellon can be trusted to deal fairly and honestly with the Government, and that criminal prosecution of Mellon is not necessary to protect the interests of the public, the FMS, or the IRS. Accordingly, Mellon acknowledges the improper conduct of certain of its employees, takes responsibility for the circumstances of the past wrongdoing, and agrees to implement the provisions of this Settlement Agreement to remedy the past wrongs and prevent future misconduct.

IV. Mellon’s Obligations and Agreements

Mellon agrees to comply with the following obligations, waivers, and consents under this Settlement Agreement:

1. Truthful Disclosure. Upon request, Mellon shall truthfully disclose to the United States Attorney, the Department of Justice, the Department of the Treasury, and the United States Postal Inspection Service all information requested by the United States Attorney, the Department of Justice, the Department of the Treasury, or the United States Postal Inspection Service regarding the activities of Mellon, its officers, and its employees in connection with the investigation into the 2001 Pittsburgh IRS lockbox operation. In responding to any such request, Mellon would agree not to assert any claim that a document or communication related to the 2001 Pittsburgh IRS lockbox operation is protected from disclosure to the United States Attorney or to the Department of Justice by any privilege or immunity, including without limitation any attorney-client privilege, any work product protections, any self-critical analysis privilege, and any accountant-client privilege. Mellon agrees to execute any letter, motion or pleading requested by the United States Attorney or by the Department of Justice confirming or giving further effect to any such waiver. The parties to this Settlement Agreement acknowledge that they share a common interest with respect to responding to any such request, for purposes of the United States Attorney’s ongoing prosecution of others involved in this matter.

2. Cooperation. Mellon shall fully cooperate with the United States Attorney and the Department of Justice in connection with the investigation into the 2001 Pittsburgh IRS lockbox operation.

3. Production of Documents, Records, and Evidence. Mellon shall timely provide the United States Attorney and the Department of Justice with any and all documents, records, and evidence, wherever located, requested by the United States Attorney or by the Department of Justice in connection with the investigation into the 2001 Pittsburgh IRS lockbox operation. Mellon’s production will be deemed timely if made: (1) on or before the date specified by the United States Attorney or by the Department of Justice, or (2) within ten (10) calendar days of the request, whichever period is longer.

Settlement Agreement with Mellon Bank, N.A.

August 14, 2006

4. Access to Facilities and Employees. Mellon shall where possible timely provide the United States Attorney and the Department of Justice with full access to its facilities and employees, wherever located, as requested by the United States Attorney or by the Department of Justice in connection with the investigation into the 2001 Pittsburgh IRS lockbox operation. Mellon’s provision of such access will be deemed timely if made: (1) on or before the date specified by the United States Attorney or the Department of Justice, or (2) within five (5) calendar days of the request, whichever period is longer.

5. Designation of Knowledgeable Persons. The United States Attorney or the Department of Justice may request that Mellon designate employees, agents, or attorneys with knowledge of a particular subject matter relevant to the investigation of the 2001 Pittsburgh IRS lockbox operation to provide information to the United States Attorney or to the Department of Justice. Upon such a request, Mellon shall timely designate its most knowledgeable person to provide the requested information, truthfully and completely, to the United States Attorney or to the Department of Justice. Mellon’s designation of such persons will be deemed timely if made: (1) on or before the date specified by the United States Attorney or the Department of Justice, or (2) within five (5) calendar days of the request, whichever period is longer. Persons so designated must provide the requested information to the United States Attorney or to the Department of Justice within five (5) calendar days of their designation.

6. Consent to Disclosure and Sharing of Information. Mellon consents to the disclosure of any and all materials and information produced or made available pursuant to this Settlement Agreement to the Treasury Inspector General for Tax Administration (“TIGTA”), the United States Postal Inspection Service (“USPIS”), the IRS, and the FMS. Mellon shall not assert, for the purpose of the disclosures contemplated by this Settlement Agreement only, any confidentiality otherwise accorded such information by law, agreement or otherwise, that would prohibit or limit such disclosures. With respect to materials that constitute “matters occurring before the Grand Jury” within the meaning of Rule 6 of the Federal Rules of Criminal Procedure, Mellon further consents to (a) any order sought by the United States Attorney permitting such disclosure that is consistent herewith and (b) the United States Attorney’s ex parte or in camera application for such an order.

7. Public Statements. Mellon shall not make any public statements, including, without limitation, statements made in the course of litigation, contradicting the statements contained in the provisions set forth above. This agreement will be deemed breached in the event that public statements contradicting the statements contained in Section I-IV (inclusive) are made by Mellon or by any of its officers, agents, attorneys, or employees.

8. Adoption of Remedial Policies and Procedures. Mellon agrees to amend its existing policies and procedures and to adopt and implement the new policies and procedures relating to the integrity of its company-wide compliance/ethics program set forth in Appendix A to this Settlement Agreement on or before the Implementation Date set forth in Appendix A.

9. Monitor. The United States Attorney may designate an independent person or entity, with input from Mellon, to serve as a monitor of Mellon’s compliance with the terms of this Settlement Agreement. The United States Attorney will consider Mellon’s input, but is free to make her own decision in choosing the monitor. Mellon shall pay all reasonable fees and costs of such a monitor for a period of up to three (3) years from the Effective Date of this Settlement Agreement. Mellon shall provide all information and disclosures provided for in this Settlement Agreement to the monitor, and Mellon’s disclosure of otherwise privileged or confidential information to the monitor will not be deemed a waiver of such privilege or confidentiality as to any third party, except as specifically provided for in this Settlement Agreement. The monitor

Settlement Agreement with Mellon Bank, N.A.

August 14, 2006

shall provide detailed reports to the United States Attorney on September 1, 2007, September 1, 2008, and September 1, 2009, regarding the status of Mellon’s compliance with this Settlement Agreement.

10. Reimbursement of Government Expenses. On or before September 30, 2006, Mellon shall reimburse $30,000.00 to the United States Department of Justice for the expenses the United States Attorney incurred retaining Compliance Systems Legal Group (CSLG) to review and evaluate Mellon’s corporate compliance plan. Mellon shall execute a check payable to the United States Department of Justice, c/o Robert Lypson, Budget Officer, United States Attorney’s Office, 700 Grant Street, Suite 4000, Pittsburgh, PA 15219. In the event CSLG provides additional services necessary for the enforcement of this Settlement Agreement, Mellon shall reimburse the United States Department of Justice for the reasonable costs of such services.

11. Restitution. The United States Attorney recognizes that Mellon has made full and final restitution to FMS for the victims of the within described offenses, including but not limited to the U.S. Treasury, FMS, IRS, and the taxpayers.

12. Certification. Annually on the anniversary of the Effective Date of this Settlement Agreement, Mellon shall certify in writing to the United States Attorney: (1) that it is in compliance with this Settlement Agreement; and (2) that it has disclosed to the monitor and the United States Attorney any matters that are reasonably likely to result in material non-compliance with the terms of the Settlement Agreement

V. The United States Attorney’s Agreement Regarding Criminal Prosecution

Based upon Mellon’s acceptance of responsibility, acknowledgment of the stipulated facts and its employees’ criminal conduct, and agreement to undertake the obligations as set forth above in this Settlement Agreement, the United States Attorney agrees that she will not prosecute Mellon for the Violations of Law set forth above in Section II, or for crimes arising from the Stipulated Facts set forth above in Section I. Mellon understands and agrees, however, that if it violates this Settlement Agreement, the United States Attorney can prosecute Mellon for all crimes described in Section II above, and for all crimes arising from the facts set forth in Section I. This Settlement Agreement does not provide any protection to or rights in any entity or person other than Mellon.

This Settlement Agreement only resolves matters of criminal responsibility and does not resolve any potential civil or administrative remedies by the United States or any agency thereof.

VI. Waiver and Tolling of Statutes of Limitation

Mellon agrees that all statutes of limitation applicable to any prosecutions relating to transactions at the Pittsburgh IRS lockbox facility that are not time-barred by the applicable statute of limitations on the Effective Date of this Settlement Agreement shall be tolled during the term of this Settlement Agreement, and that any prosecutions relating to transactions at the Pittsburgh IRS lockbox facility that are not time-barred by the applicable statute of limitations on the Effective Date of this Settlement Agreement may be commenced against Mellon in accordance with this Settlement Agreement, notwithstanding the intervening expiration of the statute of limitations. Mellon expressly waives and relinquishes any rights to claim the expiration of any statute of limitations to any prosecution brought against it pursuant to this Settlement Agreement.

Settlement Agreement with Mellon Bank, N.A.

August 14, 2006

VII. Remedies

All of Mellon’s obligations, waivers, and agreements in this Settlement Agreement are material to the United States Attorney’s agreement not to prosecute Mellon, and in the event that Mellon breaches any provision of this Settlement Agreement, the United States Attorney may, at her sole discretion, prosecute Mellon for any and all matters relating to the Pittsburgh IRS lockbox operations, any crimes set forth in Section II above, any crimes arising from the facts set forth in Section I above, and any other crimes related to or arising from the circumstances of this Settlement Agreement.

Should the United States Attorney in her sole discretion determine that Mellon has committed a breach of any provision of this Agreement, the United States Attorney will provide written notice to Mellon of the alleged breach and provide Mellon with a two-week period in which to make a presentation to the United States Attorney to demonstrate that no breach has occurred, or that any breach which may have occurred has been cured in full. The United States Attorney retains sole discretion to determine whether or not a breach has occurred, whether or not it has been cured in full, and whether or not any alleged cure is adequate.

In addition, in the event of any such prosecution, Mellon agrees not to raise any defense based on the passage of time or the applicability of any statute of limitations. Finally, in the event Mellon breaches any provision of this Settlement Agreement, Mellon agrees that a copy of this Settlement Agreement, shall be admissible without further authentication as substantive evidence against Mellon at any proceeding.

VIII. Time for Acceptance and Effective Date

This Settlement Agreement becomes effective on the date it is executed by Mellon. Upon execution of this Settlement Agreement, Mellon shall insert the date of execution here:

EFFECTIVE DATE OF SETTLEMENT AGREEMENT: August 17, 2006

This Settlement Agreement must be executed by Mellon on or before August 18, 2006. If this Settlement Agreement is executed after August 18, 2006, it shall be void.

IX. Term of Agreement

The term of this Settlement Agreement begins at 5:00 p.m. on the Effective Date and expires at 11:59 p.m. on the third anniversary of the Effective Date.

X. Representation of Authority

Mellon warrants and represents that it is authorized to enter into this Settlement Agreement and that the persons signing this Settlement Agreement have the authority to bind Mellon. It is further understood that this Agreement is binding only upon the United States Attorney and Mellon.

Settlement Agreement with Mellon Bank, N.A.

August 14, 2006

XI. Modification

This Agreement may not be modified except in writing and signed by all the parties.

Very truly yours,

/s/ Mary Beth Buchanan MARY BETH BUCHANAN
United States Attorney
On Behalf of Mellon:

/s/ Robert P. Kelly	August 17, 2006
Title: Chairman, President and Chief Executive Officer	Date

/s/ Carl Krasik	August 17, 2006
Title: General Counsel and Assistant Secretary	Date

APPENDIX A

Mellon’s compliance and ethics program must fully meet the standards of §8B2.1(b) of the United States Sentencing Guidelines and be no less diligent in any respect than it was as of February 2003, when it was presented to the United States Attorney. In addition, Mellon’s must meet the level of diligence set out below, either by adopting these specific points, or by developing such alternatives as are acceptable to the United States Attorney and that Mellon can demonstrate are as effective.

1.	Standards and Procedures

a)	Mellon shall adopt a more robust, substantive, yet user-friendly, code of conduct. If Mellon continues doing business with the government, the revised code shall contain a section on government contracting, supplemented by a separate policy or guide that explains to employees the requirements for conducting business with the government.

b)	Mellon’s value statements include “integrity,” but are primarily limited to issues of effective communication. Mellon shall modify its values statement to make it explicit that “integrity” includes compliance with law and acting ethically. In circumstances where employees are asked to apply the values, e.g., in performance evaluations, Mellon shall use examples with compliance elements, rather than focusing only on communications skills.

2.	Compliance Program Infrastructure and Reporting

a)	Mellon’s current program has a division of functions between “ethics” and “compliance” that appears to undercut Mellon’s ability to manage, coordinate and explain facets of the overall program. Even if this division remains, Mellon must have a strong, central point of accountability that is responsible for administration of the entire program. While decentralized compliance efforts in the lines of business are important, Mellon’s central point of accountability for the overall program (hereinafter referred to as the “chief compliance and ethics officer”) should set standards for, and monitor, line of business compliance activities to ensure quality and thoroughness. This officer shall also provide comprehensive reports on the program to an independent committee of the board of directors.

b)	Mellon must better ensure that no significant business decisions are made without the chief compliance and ethics officer present and participating. For example, major cost-cutting initiatives should have the chief compliance and ethics officer’s input at the earliest appropriate opportunity, for example, at the weekly Executive Management Committee level.

c)	Mellon shall adopt a strong board of directors resolution endorsing and setting requirements for the overall compliance and ethics program. The resolution shall delineate the role of the board in providing oversight of the program, including which committee(s) of independent directors has been delegated such responsibilities. The resolution should provide that the chief compliance and ethics officer serves at the exclusive discretion of the board of directors and has access to the board in executive session. The board shall receive training on exercising its compliance and ethics oversight role.

d)	Mellon shall adopt a more thorough approach to compliance risk areas as identified by Mellon’s Risk Management and Compliance Department at the

corporate level. A specific person or persons (e.g., a lawyer and/or a management subject matter expert) should have responsibility for ensuring appropriate compliance activities are undertaken in each major risk area. This model has been used by Mellon for privacy but could be expanded to areas such as government contracting, and responding to investigations.

3.	Effective Communications and Training

a)	Mellon shall periodically evaluate the effectiveness of its compliance and ethics communications media and messages, and develop ongoing communications strategies in light of such evaluations. With respect to the ethics and compliance web site, Mellon shall monitor the utilization of this site to help evaluate its present usefulness.

b)	Mellon shall consider publicizing compliance and ethics case histories - both successes and failures - drawn from its own history. Disciplinary cases can be presented effectively without identifying information.

c)	Mellon’s online training program automatically keeps records of those who have been trained. To the extent Mellon continues to use live training, it should adopt a similarly systematic approach to live training recordkeeping, identifying those employees to whom training has been administered and the time frame when training occurred. Mellon should commit appropriate resources to the implementation of a comprehensive, entity-wide recordkeeping system, rather than pursue “stop-gap” or piecemeal solutions.

4.	Audits, Monitoring and Evaluation

a)	Mellon shall develop a compliance review/audit process, focused on key compliance risk areas, that is broader in scope than audits now conducted by the internal audit organization. Under this approach, reviews would look for indications of misconduct including potential criminal conduct. Unannounced audits should be considered as part of this mix. See July 29, 2004 memo on the Chase Mellon joint venture, dealing with mandatory self-assessments, as one example of a compliance auditing technique.

b)	The compliance and ethics function should contribute to and participate in developing the annual compliance audit program to the fullest allowable extent, taking into consideration the historic role of “independence” required by the internal audit function of a nationally chartered, federally-regulated banking institution. Mellon’s compliance and ethics function should provide input and should consider training for internal auditors on significant compliance risk areas and how to spot issues within them. A guide could also be provided to the auditors for this purpose.

c)	Mellon shall fully assess the ongoing use of employee surveys, focus groups, audits and deep dives to surface compliance and ethics issues and help measure the effectiveness of the compliance and ethics program. Such evaluations should include consideration of the ethical climate within distinct business units and the strength of internal reporting systems by which employees are told to raise compliance and ethics concerns and seek advice.

5.	Reporting Systems

a)	Mellon shall augment its case management system, currently limited to matters received through the helpline, to track and manage compliance and ethics matters raised by other means as well. The specific brand and type of platform used to systematically manage and track its compliance and ethics matters may be tailored to Mellon’s specific needs and resources. Trends should be identified and analyses of trends, as well as reports of significant matters, shall be reported to the board. Reports to the board shall also cover all aspects of the program, including Mellon’s progress in meeting the requirements of this Appendix.

b)	Mellon shall proactively seek to ascertain whether employees who have reported compliance and ethics issues have experienced retaliation.

6.	Discipline and Incentives

a)	Mellon shall compile and retain records of compliance and ethics discipline in a way that more clearly identifies what violations have been subject to discipline; and what disciplinary steps short of termination or corrective/educational action (as appropriate under the circumstances) should be included.

b)	Mellon’s corrective action policies shall be strengthened to place more emphasis on compliance issues, and include discipline for failure to take reasonable steps to prevent and detect violations.

c)	Mellon shall continue to strengthen its performance evaluation and compensation-setting processes for “substantial authority personnel”, See U.S.S.G. §8A1.2, comment. (N.3(c)), to ensure that these processes effectively reflect compliance and ethics considerations. Specifically, as noted in the Standards and Procedures section above, if Mellon continues to tie these processes to its values, “integrity” must be broadened to include compliance with law and acting ethically. Performance evaluation criteria and compensation should also be linked to specific steps taken by these personnel to support the compliance and ethics program (e.g., briefing “direct reports” on the code’s application and the importance of raising compliance and ethics issues; ensuring that “direct reports” have completed required training).

7.	Response to Issues

a)	Mellon shall require training for all investigators and adopt standards for conducting all compliance and ethics-related investigations, to assure a thorough, prompt and professional level of investigation. Compliance cases shall include a root-cause analysis with recommendations for appropriate enhancements to the compliance and ethics program based on what was learned in those cases.

8.	Risk Assessment and Other Aspects of Due Diligence

a)	Mellon shall evaluate its compliance and ethics assessment process to ensure that compliance and ethics risks resulting from company changes are considered (e.g., elimination of personnel who have had compliance responsibilities; addition of new lines of business, products or services with associated new compliance and ethics risks; heightened business performance goals and/or cost reductions with possible associated risks of compliance shortcutting).

b)	Mellon shall, on a risk related basis, consider appropriate application of the compliance/ethics programs to third parties who provide services to the company.

c)	Mellon shall document a comprehensive collection of compliance program materials that reflects and explains the program in a coherent way, thereby also rendering the program more accountable and auditable. Documentation should reflect how Mellon has met the compliance and ethics program standards set forth in §8B2.1(b) of the United States Sentencing Guidelines and shall include an executive summary that provides an overview of the program.

9.	Appointment of Independent Expert

Mellon shall, at its own expense, retain an independent third party (hereinafter a “Monitor”) with expertise in compliance programs. The United States Attorney will designate this Monitor as set forth in the Settlement Agreement, at § IV(a), to oversee Mellon’s compliance with the terms of this Settlement Agreement and the requirements of this Appendix.

An assessment will be conducted every year, for the next three years, on the anniversary of this Agreement and a detailed report of the assessment will be provided by the independent third party to the United States Attorney. At the end of the third year, if the standards of this Appendix have been satisfied, the obligations of this Appendix will terminate. If the standards have not been fully met, then the requirements of this Appendix will continue, and will terminate on the anniversary date of this Appendix when the standards have been fully met for the preceding year.

Breach of this Appendix will also constitute a breach of this Agreement and may subject Mellon to prosecution.